Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY TO WEB CAST PRESENTATION AT CL KING BEST IDEAS CONFERENCE
—ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR AUGUST 2006—

BOHEMIA, N.Y. — September 13, 2006 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the CL King Best Ideas Conference in New York on Tuesday, September 19, 2006. The Conference is being held at the Omni Berkshire Place Hotel.

The presentation is scheduled to be web cast live on NBTY’s web site, (www.nbty.com) on Tuesday, September 19, 2006 at 4:00PM Eastern Time.

NBTY’s preliminary unaudited net sales results for August 2006 by segment are as follows (amounts are rounded):

NET SALES

(Preliminary and Unaudited)
FOR THE MONTH OF AUGUST
($ In Millions)

	2006	2005	% Change

Wholesale / US Nutrition	$72	$70	3%

North American Retail / Vitamin World	$19	$19	2%

European Retail / Holland & Barrett / GNC (UK)	$49	$46	7%

Direct Response / Puritan’s Pride	$14	$14	-2%

Total	$153	$148	4%

European retail net sales in local currency increased 1% in August 2006.

NBTY’s preliminary unaudited sales results for the two months July and August 2006 by segment are as follows (amounts are rounded):

NET SALES

(Preliminary and Unaudited)
FOR THE TWO MONTHS OF JULY AND AUGUST
($ In Millions)

	2006	2005	% Change

Wholesale/ US Nutrition	$141	$122	15%

North American Retail / Vitamin World	$38	$38	0%

European Retail / Holland & Barrett / GNC (UK)	$94	$91	3%

Direct Response/ Puritan’s Pride	$29	$28	4%

Total	$302	$279	8%

The above preliminary unaudited sales results for August 2006 and 2005 included net sales from Solgar, which was acquired in August 2005.  The preliminary unaudited sales results for July 2006 included net sales of $8 million from Solgar.  European retail net sales in local currency decreased 2% for the two-month period in 2006.

ABOUT NBTY
NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU® and Solgar® brands.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.